UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/14/2012

Teavana Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35248

Delaware	20-1946316
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3630 Peachtree Road NE, Suite 1480

Atlanta, GA 30326

(Address of principal executive offices, including zip code)

(404) 995-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events.

Item 8.01 Other Events.

As previously disclosed, on November 14, 2012, Teavana Holdings, Inc. (“Teavana” or the “Company”), Starbucks Corporation (“Starbucks”) and Taj Acquisition Corp., a wholly-owned subsidiary of Starbucks (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Teavana, with Teavana continuing as the surviving corporation and a wholly-owned subsidiary of Starbucks (the “Merger”). Andrew T. Mack, SKM Equity Fund III, L.P., SKM Investment Fund and Jurgen W. Link, the holders of 28,749,196 shares of Teavana’s common stock (collectively, the “Principal Stockholders”), which constitute approximately 74% of the voting power of the outstanding shares of Teavana’s common stock, executed a written consent approving and adopting the Merger Agreement. As a result, no further approval of the stockholders of Teavana is required to adopt the Merger Agreement.

As previously disclosed in the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) by Teavana on December 6, 2012 (the “Definitive Information Statement”), starting on November 19, 2012, three purported Teavana stockholders filed putative class actions (collectively, the “Stockholder Actions”). A fourth class action was filed in the State of Georgia on December 7, 2012 and was voluntarily dismissed without prejudice on December 13, 2012. Two of the Stockholder Actions were filed in the State of Georgia and one was filed in the State of Delaware. The Stockholder Actions generally allege that Teavana’s board of directors breached their fiduciary duties in entering into the Merger Agreement by agreeing to allegedly inadequate consideration for Teavana’s stockholders, by allegedly putting their personal interests ahead of the interests of the stockholders, by approving a Merger Agreement that includes deal protection devices allegedly designed to ensure that Teavana will not receive a superior offer, and by failing to disclose allegedly material information related to the Merger. The Stockholder Actions also allege that Teavana, Parent and Merger Sub aided and abetted the directors in the alleged breaches of their fiduciary duties. On December 14, 2012, the parties to the Stockholder Actions entered into a memorandum of understanding (the “MOU”) reflecting an agreement in principle to resolve the Stockholder Actions. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the MOU stipulates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the settlement contemplated by the MOU will be submitted to the Superior Court of Fulton County, State of Georgia, for approval. If the settlement is finally approved by the Georgia court, the Stockholder Actions will be dismissed with prejudice. As part of the settlement, the defendants deny all allegations of wrongdoing and deny that the disclosures in the Definitive Information Statement were inadequate but have agreed to provide supplemental disclosures. The settlement will not affect the timing of the Merger or the amount of consideration to be paid in the Merger.

Teavana believes that no further supplemental disclosure is required under applicable laws; however, to seek to avoid the risk of the Stockholder Actions delaying or adversely affecting the Merger and to minimize the expense of defending such actions, Teavana has agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed Merger. The supplemental disclosures are contained below. Teavana and the other named defendants have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the Stockholder Actions, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal duties and are providing these supplemental disclosures solely to seek to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE INFORMATION STATEMENT

In connection with the settlement of the Stockholder Actions, the Company has agreed to make the following supplemental disclosures to the Definitive Information Statement. This supplemental information should be read in conjunction with the Definitive Information Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Information Statement.

THE MERGER—BACKGROUND

The following disclosure supplements and restates the disclosure in the seventh paragraph under the heading “—Background” on page 12 of the Definitive Information Statement.

On September 26, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. Mr. Mack and North Point provided an update on the contacts and meetings with representatives of Parent. Representatives from DLA Piper reviewed with the Board of Directors their duties under Delaware law if the Board of Directors decided to consider a transaction with Parent and the importance of confidentiality. This discussion included a discussion of whether or not a special committee was warranted in the circumstances given the facts that Mr. Mack and the other non-public stockholders would not be treated more favorably than the public stockholders and were not otherwise in a conflict position, and there was in any event a majority of independent directors who would control any decision of the Board. Following the presentations and further questions and discussion, the Board of Directors expressed support for continuing the exploration of a possible transaction with Parent.

The following disclosure supplements and restates the disclosure in the twelfth paragraph under the heading “—Background” on page 13 of the Definitive Information Statement.

On October 11, 2012, Mr. McNichols spoke to Mr. Jacquin by telephone and expressed Parent’s preliminary interest in an acquisition of the Company, providing an indicative value of $16.75 in cash per share (a premium of 29.9% to $12.89, the closing price of Teavana’s common stock on such date), subject to due diligence and further financial review as well as negotiation of definitive transaction documents and board approval, among other items. Additionally, he noted Parent’s expectation that the significant stockholders of the Company holding approximately 74% of the outstanding shares would act by written consent to adopt the Merger Agreement. Mr. Jacquin indicated he would present the proposal to the Company’s Board of Directors.

The following disclosure supplements and restates the disclosure in the sixteenth paragraph under the heading “—Background” on page 13 of the Definitive Information Statement.

On October 16, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point discussed the valuation work that had been done to date, which was supplemented with analysis by Mr. Barron Fletcher, a member of the Company’s Board of Directors and a representative of SKM, one of the Company’s large stockholders. Mr. Fletcher provided the board his views on the potential long term value of the Company as an independent entity based on his analysis of the Company’s prospects based on financial information and forecasts provided by the Company. North Point also summarized their conversations with representatives of Parent. The Board of Directors discussed the Company’s prospects as an independent company, including market conditions, the competitive landscape and its financial performance, as well as other strategic alternatives that the Company could explore. After discussion and deliberation, and considering the potential long-term value of Teavana to Parent and the belief that Parent would be willing to pay a higher price, the Board of Directors authorized North Point to indicate to Parent that the Company would consider a transaction in the range of $21.00 per share (a premium of 62.5% to $12.92, the closing price of Teavana’s common stock on such date), subject to board approval, negotiation of definitive agreements and further validation of the appropriate price. The Board of Directors also approved the formal engagement of North Point as the Company’s financial advisor and discussed engaging a second investment bank to render a fairness opinion in connection with any such transaction, in light of North Point’s ownership of stock in the Company (a fact of which the Board was aware) and the benefit of an independent opinion of an investment banking firm not involved in the negotiation process with Parent.

The following disclosure supplements and restates the disclosure in the seventeenth paragraph under the heading “—Background” on page 13 of the Definitive Information Statement.

Following the meeting of the Board of Directors of the Company, Mr. Jacquin conveyed to Mr. McNichols the Board of Directors’ perspective on valuation. Mr. McNichols responded with an indicative value of $17.00 per share in cash (a premium of 31.6% to $12.92, the closing price of Teavana’s common stock on such date), noting that there was no room to go beyond that price and that the proposed value was still subject to due diligence and further financial review, as well as negotiation of definitive transaction documents and board approval. Mr. McNichols further noted Parent’s ability to move on an accelerated timeline which would make a closing by calendar year end feasible. Mr. Jacquin indicated he would present the proposal to the Company’s Board of Directors.

The following disclosure supplements and restates the disclosure in the eighteenth paragraph under the heading “—Background” on page 14 of the Definitive Information Statement.

On October 17, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point updated the Board of Directors with respect to recent conversations with Parent. The Board of Directors again discussed the benefits and risks of remaining an independent company in light of the certainty of value provided by a potential all-cash transaction with Parent, as well as other strategic alternatives the Company could explore. The Board of Directors discussed the fact that the price offered by Parent could be compelling to stockholders, particularly given the recent decline in the Company’s stock price, a recent slowdown in same store sales growth and competitive and other business challenges likely faced by the Company, including competition from Parent. After further discussion and deliberation, the Board of Directors authorized North Point to notify Parent that the Company was willing to remain engaged in conversations with Parent with respect to a potential transaction at $17.00 per share. The Board of Directors also agreed to continue to consider all options, including remaining as an independent company, and instructed North Point and senior management to explore other third party alternatives and determine an appropriate strategy for determining whether there were alternative financial or strategic buyers who would be interested in acquiring the Company at a price competitive with the proposal from Parent. North Point noted, and the Board of Directors discussed, that financial buyers likely would not be interested at pricing multiples within the range contemplated by Parent’s offer given that at such levels the potential internal rate of return would not be sufficient. North Point also noted that Parent was the most logical strategic buyer. A list of 13 potential strategic buyers and 19 potential financial buyers was presented and the Board of Directors asked North Point to work with Messrs. Mack and Fletcher to recommend the most appropriate financial and strategic buyers to be approached, recognizing that it was not likely that every potential buyer had an interest, that it would be more productive to focus on the most promising potential buyers, and that contacting all of them was not required to effectively assess Parent’s offer and reasonably available alternatives.

The following disclosure supplements and restates the disclosure in the nineteenth paragraph under the heading “—Background” on page 14 of the Definitive Information Statement.

After the meeting on October 17, 2012, North Point and Messrs. Mack and Fletcher reviewed and assessed possible third party alternatives to Parent, and based on that assessment, the Board of Directors asked North Point to reach out to six potential financial buyers, as well as five potential strategic buyers viewed as the ones most likely to have an interest in a transaction with the Company at a price range that would be competitive with Parent. Between October 18, 2012 and October 25, 2012, North Point reached out to the six financial buyers, discussed the opportunity with each of them and solicited their interest in entering into a confidentiality agreement and receiving detailed information concerning the Company. One financial buyer requested a confidentiality agreement and the Company negotiated and entered into a confidentiality agreement with that potential buyer. The other financial buyers all advised that based on publicly available information and the discussions with North Point they did not have an interest in pursuing a transaction. In addition, the financial buyer who executed the confidentiality agreement also concluded on further analysis not to pursue a transaction and did not engage in any significant due diligence.

The following disclosure supplements and restates the disclosure in the twentieth paragraph under the heading “—Background” on page 14 of the Definitive Information Statement.

North Point also sought out five strategic buyers to determine their interest in a possible transaction as during the period from October 18, 2012 through the signing of the Merger Agreement. One strategic buyer immediately indicated that it was not interested in a transaction. On November 1, 2012, given that certain strategic buyers were not responding promptly and Piper Jaffray offered the availability of contacts within such strategic buyers, Piper Jaffray was engaged to assist North Point in making contact with the additional four strategic buyers. Through Piper Jaffray, contact was made with each of those potential strategic buyers. Three of the strategic buyers indicated that they had no interest in pursuing a transaction. One potential strategic buyer indicated it was unlikely that it would have an interest and did not respond to additional inquiries by Piper Jaffray through the date the Merger Agreement was signed.

The following disclosure supplements and restates the disclosure in the twenty-third paragraph under the heading “—Background” on page 14 of the Definitive Information Statement.

Between October 22 and October 24, 2012, Parent conducted on-site due diligence at the Company’s headquarters in Atlanta and at its distribution center in Stratford, Connecticut. During the course of these meetings, management presentations were made to representatives of Parent. Also during this period DLA Piper and Cravath engaged in discussions regarding the draft Merger Agreement. During due diligence meetings at the Company on October 23, 2012, Parent first discussed the possibility of giving retention bonuses to certain Company employees. These discussions played no material part in the negotiation process.

The following disclosure supplements and restates the disclosure in the twenty-fifth paragraph under the heading “—Background” on page 15 of the Definitive Information Statement.

On October 25, 2012, a meeting of the Board of Directors was held with representatives of North Point and DLA Piper in attendance. North Point updated the Board of Directors on recent developments with respect to the potential transaction with Parent and reviewed the diligence meetings that had taken place with Parent. The Board of Directors also discussed the recent weakness in the Company’s stock price. North Point also reported on the efforts to date with respect to other potential interested buyers. A representative of DLA Piper updated the Board of Directors on the status of negotiations related to the Merger Agreement, reviewed the material terms of the Merger Agreement and the structure of the transaction, including the stockholder consent process, and responded to questions from the Board of Directors. At the meeting, the Board of Directors also authorized the engagement of Piper Jaffray solely to provide a fairness opinion in connection with a possible transaction, and a formal engagement letter with respect to the delivery of such fairness opinion was executed on October 25, 2012, with an additional formal engagement letter executed with respect to Piper Jaffray’s contact of certain strategic buyers executed on November 8, 2012. Piper Jaffray commenced working with the Company in an investment banking capacity relating to a possible transaction after entering into the engagement letter on October 25, 2012. Piper Jaffray had also entered into a confidentiality agreement with the Company on October 15, 2012.

The following disclosure supplements and restates the disclosure in the twenty-sixth paragraph under the heading “—Background” on page 15 of the Definitive Information Statement.

On October 26, 2012, Cravath provided a revised draft of the Merger Agreement that modified certain representations and warranties, certain provisions of the pre-closing covenants regarding the Company’s operations, conditions to closing and the amount of any termination fee or expense reimbursement. In this draft of the Merger Agreement, Parent also proposed that Mr. Mack and his spouse enter into three-year non-competition and non-solicitation agreements at the time of the execution of the Merger Agreement, a proposal which was ultimately accepted. Neither Mr. Mack nor his spouse received any additional monetary consideration for their execution of the non-competition and non-solicitation agreements.

The following disclosure supplements the disclosure under the heading “—Background” of the Definitive Information Statement by adding the following paragraph on page 17 at the conclusion of such section.

Since the execution and delivery of the Merger Agreement on November 14, 2012, no third parties have contacted the Company regarding interest in a transaction.

THE MERGER—REASONS FOR THE MERGER

The following disclosure supplements and restates the disclosure in the ninth bullet point under the heading “—Reasons for the Merger” on page 19 of the Definitive Information Statement.

•

Prompt Closing. The Board of Directors considered the potential for a prompt completion of the Merger, which presented the possibility of favorable tax treatment to stockholders if the transaction is completed before the end of the year (such as avoiding potential tax rate increases in 2013). The Board of Directors also considered the risk of losing the opportunity with Parent in the event of any delay.

THE MERGER—OPINION OF TEAVANA’S FINANCIAL ADVISOR

The following disclosure supplements and restates the disclosure in the second footnote to the table under the heading “—Opinion of Teavana’s Financial Advisor” on page 24 of the Definitive Information Statement.

(2)	LTM for selected public company analysis is based on latest publicly reported financial results. For the Company, LTM is as of July 29, 2012, the last day of the Company’s second fiscal quarter.

The following disclosure supplements and restates the disclosure in the first paragraph under the heading “—Opinion of Teavana’s Financial Advisor—Discounted Cash Flow Analysis” on page 27 of the Definitive Information Statement.

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for the Company using the Company’s Base Case Forecast and Upside Case Forecast described below under “The Merger—Summary of Teavana’s Projections,” based on the net present value of (i) implied free cash flows from July 29, 2012 through fiscal year 2017; and (ii) a terminal value at fiscal year 2017 based upon a multiple of EBITDA consistent with transaction analysis multiples. The free cash flows for each year were calculated from the Company’s projections as operating income less taxes plus depreciation and amortization, less capital expenditures, plus/less change in net working capital. Using the Company’s Base Case Forecast, Piper Jaffray calculated the range of net present values based on terminal value multiples ranging from 7.0x to 9.0x and discount rates ranging from 11.0% to 16.0%, based on a weighted average cost of capital analysis, which was adjusted upward to account for small Company premiums as provided by Ibbotson and inherent business risk relative to the Company, and a tax rate ranging from 40.5% in 2012 to 37.3% in 2017 based on the Company’s projections. The range of discount rates is based at the midpoint of the Company’s weighted average cost of capital with a sensitivity range, which is based on Piper Jaffray’s professional judgment. This analysis resulted in implied per share values of the Company’s Common Stock ranging from a low of $10.84 per share to a high of $16.18 per share. Using the Company’s Upside Case Forecast, Piper Jaffray calculated the range of net present values based on terminal value multiples ranging from 8.0x to 10.0x and discount rates ranging from 11.0% to 16.0%, based on a weighted average cost of capital analysis, which was adjusted upward to account for small Company premiums as provided by Ibbotson and inherent business risk relative to the Company, and a tax rate ranging from 40.5% in 2012 to 37.3% in 2017 based on the Company’s projections. The range of discount rates is based at the midpoint of the Company’s weighted average cost of capital with a sensitivity range, which is based on Piper Jaffray’s professional judgment. The higher exit multiple range used for the analysis based on the Upside Case Forecast is based on the assumption that the higher proven growth of this case would command a higher exit multiple. This analysis resulted in implied per share values of the Company’s Common Stock ranging from a low of $14.98 per share to a high of $22.53 per share. Piper Jaffray observed that the Merger Consideration was within the range of values derived from this analysis.

THE MERGER—SUMMARY OF TEAVANA’S PROJECTIONS

The following disclosure supplements and restates the disclosure in the fifth paragraph under the heading “—Summary of Teavana’s Projections” on page 30 of the Definitive Information Statement.

Company management prepared unaudited prospective financial information under two cases reflecting alternative business scenarios, reflected below as the Upside Case Forecast and the Base Case Forecast. The Upside

Case Forecast was prepared first and was provided to Parent and reflected management’s forecast based on aggressive growth assumptions relating to new store openings and growth in comparable store sales. The Upside Case Forecast also assumes that the Company does not consummate any transaction with Parent, that Parent does not enter the retail tea market and that the Company continues to operate under current market conditions. The Upside Case Forecast further assumes same store sales growth of 3.3% in fiscal year 2012 and 5.7% in fiscal year 2017 and Company owned stores of 309 in fiscal year 2012 and 714 in fiscal year 2017, as set forth in greater detail in the tables below. The Base Case Forecast was prepared later and reflected a more conservative growth pattern and was based on the most recent financial performance trends of the Company as well as management’s judgment that competitive and other conditions would make obtaining the Upside Case Forecast difficult and less likely. The Base Case Forecast also assumes that the Company does not consummate any transaction with Parent, that Parent enters the retail tea market either organically or through acquisition of a competitor to the Company and that the Company continues to operate under increasingly competitive market conditions. The Base Case Forecast further assumes same store sales growth of 3.3% in fiscal year 2012 and 3.6% in fiscal year 2017 and Company owned stores of 309 in fiscal year 2012 and 549 in fiscal year 2017, as set forth in greater detail in the tables below. The forecasts were substantially completed between October 3, 2012 and October 26, 2012. The Board considered both of the forecasts in reaching its judgment to accept the proposal from Parent, and concluded that the Base Case Forecast was subject to risk and uncertainty but represented the more likely outcome at this time and that the Upside Case Forecast was subject to significant additional risk and uncertainty.

The following tables provide historical and projected (for the Base Case Forecast and Upside Case Forecast) comparable store sales growth, new stores net, total Company owned stores and percent store growth for fiscal year 2010 through fiscal year 2017.

Base Case Forecast:

($ in millions)	Historical		LTM	Projected
Fiscal Year End,	2010A	2011A	7/29/2012	2012E	2013E	2014E	2015E	2016E	2017E
Comparable Store Sales Growth	11.4%	8.6%	—	3.3%	2.4%	2.5%	3.3%	3.7%	3.6%
New Stores Net	38	54	—	109	45	50	55	40	50
Total Company Owned Stores	146	200	284	309	354	404	459	499	549
% Store Growth	35.2%	37.0%	—	54.5%	14.6%	14.1%	13.6%	8.7%	10.0%

Upside Case Forecast:

($ in millions)	Historical		LTM	Projected
Fiscal Year End,	2010A	2011A	7/29/2012	2012E	2013E	2014E	2015E	2016E	2017E
Comparable Store Sales Growth	11.4%	8.6%	—	3.3%	6.6%	7.0%	7.2%	5.7%	5.7%
New Stores Net	38	54	—	109	70	80	82	86	87
Total Company Owned Stores	146	200	284	309	379	459	541	627	714
% Store Growth	35.2%	37.0%	—	54.5%	22.7%	21.1%	17.9%	15.9%	13.9%

The following disclosure supplements and restates the disclosure in the eighth paragraph under the heading “—Summary of Teavana’s Projections” on page 31 of the Definitive Information Statement.

Piper Jaffray calculated free cash flows based on the Company’s projections that were also used in its analyses. The free cash flows from July 29, 2012 through 2017 used by Piper Jaffray in its analyses for the Base Case Forecast were $19.2 million, $28.1 million, $27.6 million, $34.0 million, $46.1 million and $46.6 million, respectively. The free cash flows from July 29, 2012 through 2017 used by Piper Jaffray in its analyses for the Upside Case Forecast were $19.2 million, $22.3 million, $18.7 million, $31.1 million, $39.3 million and $49.3 million, respectively. Greater investment for future growth in the Upside Case Forecast results in higher capital expenditures and depreciation costs, and therefore less free cash flow, in 2013 through 2016, but more in 2017.

THE MERGER—ADDITIONAL FINANCIAL ADVISOR

The following disclosure supplements and restates the disclosure in the first paragraph under the heading “—Additional Financial Advisor” on page 32 of the Definitive Information Statement.

The Board of Directors also engaged North Point to act as a financial advisor to the Board of Directors with respect to the contemplated transaction. Services to be provided to the Company by North Point pursuant to its engagement letter consisted of financial advice and assistance, as requested by the Company, including developing marketing materials, performing financial analyses, analyzing alternatives, identifying, contacting and analyzing the financial position of potential buyers, coordinating due diligence of potential buyers, assisting in the creation of management presentations, assisting in negotiation of financial and related aspects of a transaction and, upon the Company’s request, delivering a fairness opinion. North Point was selected because of its long-time relationship with the Company as well as its substantial experience in the Company’s industry, including acquisition transactions in that industry. Under the terms of its agreement with North Point, the Company has agreed to pay North Point a transaction fee of $6.1 million, all of which is payable upon consummation of the transaction. In addition, Teavana has agreed to reimburse North Point up to $100,000 in the aggregate for its reasonable expenses, including fees and expenses of its legal counsel, and to indemnify North Point and related persons against various liabilities, including certain liabilities under the federal securities laws. In light of the fact that North Point and its affiliates owned shares of Common Stock, Teavana did not ask North Point to render an opinion as to the fairness from a financial point of view to the holders of Common Stock of Teavana of the consideration to be received by such holders pursuant to the Merger Agreement, but rather requested and relied on the opinion of Piper Jaffray.

The following disclosure supplements and restates the disclosure in the second paragraph under the heading “—Additional Financial Advisor” on page 32 of the Definitive Information Statement.

Piper Jaffray served as a co-manager in connection with the Company’s initial public offering in July 2011 and North Point advised the Company in connection with its 2011 acquisition of Teaopia. In connection with the services performed as co-manager in connection with Teavana’s initial public offering, Piper Jaffray received aggregate compensation of approximately $977,500. In addition, Mr. Jacquin served on the Board of Directors of the Company from 2004 to 2010 prior to the Company’s initial public offering. North Point also holds an aggregate of 215,990 shares of the Company’s Common Stock, representing less than one percent of the outstanding shares of the Company’s Common Stock. During the two years preceding the date of Piper Jaffray’s opinion, neither Piper Jaffray nor North Point were engaged by, performed any services for or received any compensation from Parent and, at this time, neither has any expectation of doing so in the near future.

The following disclosure supplements the disclosure under the heading “—Additional Financial Advisor” of the Definitive Information Statement by adding the following paragraphs on page 32 at the conclusion of such section.

As described above, North Point took the lead on identifying potential buyers and on contacting potential financial and strategic buyers. Given that certain strategic buyers were not responding promptly and Piper Jaffray offered the availability of contacts within such strategic buyers, Piper Jaffray was tasked with contacting certain strategic buyers within which it had contacts.

Mr. Jacquin was employed by Piper Jaffray from April 10, 2001 to June 18, 2004.

THE MERGER—INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

The following disclosure supplements and restates the disclosure in the paragraph under the heading “—Interests of Directors and Executive Officers in the Merger—Non-Competition Agreements” on page 36 of the Definitive Information Statement.

Contemporaneously with the execution of the Merger Agreement, each of Andrew T. Mack and his spouse entered into a non-competition agreement with the Company and Parent, effective as of the closing of the Merger, pursuant to which each of them agreed not to compete with the Company or Parent for a period of three years following the closing, to maintain the confidentiality of proprietary and trade secret information of the Company, and to certain restrictions on soliciting customers of the Company and soliciting, recruiting or hiring employees of the Company. Neither Mr. Mack nor his spouse received any additional monetary consideration for their execution of the non-competition and non-solicitation agreements.

Safe Harbor Statement under U.S. Private Securities Litigation Reform Act of 1995.

This Current Report on Form 8-K contains forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, the requirement to satisfy closing conditions to the Merger as set forth in the Merger Agreement; the outcome of any legal proceedings that may be instituted against Teavana and others related to the transaction; the ability to retain certain key employees of Teavana; and the risks identified and discussed under the caption “Risk Factors” in Teavana’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012, filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2012 and the other documents Teavana files with the SEC from time to time. There will be events in the future, however, that Teavana is not able to predict accurately or control. Teavana’s actual results may differ materially from the expectations that Teavana describes in its forward-looking statements. Factors or events that could cause Teavana’s actual results to materially differ may emerge from time to time, and it is not possible for Teavana to accurately predict all of them. Any forward-looking statement made by Teavana in this Current Report on Form 8-K speaks only as of the date on which Teavana makes it. Teavana undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This supplemental information is being provided in respect of the proposed Merger involving Teavana and Starbucks. In connection with the Merger, the Teavana filed a definitive information statement on Schedule 14C with the SEC on December 6, 2012 and commenced mailing the Definitive Proxy Statement and form of proxy to the stockholders of the Company on or about December 7, 2012. Investors are urged to carefully read the definitive information statement regarding the proposed Merger and any other relevant documents in their entirety when they become available because they will contain important information about the proposed Merger. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website, http://www.sec.gov or from Teavana by directing a request by mail or telephone to Teavana at 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, telephone (404) 995-8200, Attention: General Counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teavana Holdings, Inc.

Date: December 14, 2012	By:	/s/ David V. Christopherson
David V. Christopherson
Vice President & General Counsel